Exhibit 5.1                                   Opinion of Lottner Rubin Fishman Brown & Saul, P.C. (regarding legality).

LOTTNER RUBIN FISHMAN BROWN & SAUL, P.C.
633 17th Street, Suite 2700
(303) 292-1200; (303) 292-1300 (fax)

October 9, 2001

To the Board of Directors of RadSource Technologies, Inc.

        We have acted as counsel for RadSource Technologies, Inc., a Florida corporation (“Registrant”) in connection with the preparation and filing of a Registration Statement on SEC Form S-8 under the Securities Act of 1933, as amended, covering 800,000 shares of Registrant’s common stock, par value $0.001 per share (the “Shares”), issuable pursuant to certain Consulting Agreement by and between Registrant and Scott Parliment, dated October 3, 2001 (the “Agreement”). We reviewed the corporate action of Registrant in connection with this matter and have examined and relied upon such documents, corporate records, and other evidence as we have deemed necessary for the purpose of this opinion.

        Based on the foregoing, it is our opinion that the Shares have been duly authorized and when issued and sold pursuant to the Agreement, legally issued, fully paid, and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                                                                                          Very truly yours,

                                                                                                                          /s/ LOTTNER RUBIN FISHMAN BROWN & SAUL, P.C.